Exhibit 10.5

Schedule of Compensation for

Non-Employee Directors

(Effective August 21, 2007, except as noted below)

This schedule describes the compensation payable by Cree, Inc. (the “Company”) to individuals who are not employed by the Company but serve as members of the Company’s Board of Directors. The compensation consists of cash and equity compensation components as described below. In addition, the Company will pay or reimburse directors for reasonable expenses incurred in performing the duties of the director in accordance with the Company’s business expense reimbursement policy and procedures. This schedule is not intended to create any contractual obligation with any director and may be amended by the Board of Directors at any time.

Cash Compensation

Quarterly retainer for indicated role:

Member of the Board of Directors	$8,750
Lead Independent Director	$1,250
Chair of the Audit Committee	$5,000
Chair of the Compensation Committee	$2,500
Chair of the Governance & Nominations Committee	$1,250
Member of the Audit Committee	$5,000
Member of the Compensation Committee	$2,500
Member of the Governance & Nominations Committee	$1,250

1.	Each non-employee director will be paid the retainer listed above for membership on the Board of Directors and for each other role in which the director serves. Committee Chairs will receive the retainer for service as chairman or chairwoman in addition to the retainer for committee membership. The retainer will be earned on the first day of the fiscal quarter on which the director serves in the indicated role. If a director is elected or appointed to the role after the first day of the fiscal quarter, a portion of the retainer, prorated based on the number of days remaining in the quarter, will be earned on the day on which the director’s election or appointment is effective. No adjustment will be made nor any repayment due in the event that a director does not serve in the indicated role for the remainder of the quarter.

2.	Retainers are in lieu of meeting fees except as provided in this paragraph. In the event that a non-employee director is appointed to serve on a Board committee not listed above, the director will earn a fee of $1,000 for each meeting of the committee attended, or $2,000 for each meeting attended if serving as Chair or acting Chair of the committee.

3.	Retainers and any meeting fees earned will be paid promptly following the first day of each fiscal quarter. Non-employee directors may elect to defer all or a portion of retainers and meeting fees earned by making a timely election to participate in the Non-Employee Directors’ Deferred Compensation Plan.

Equity Compensation

1.	Each non-employee director then serving on the Board who has been nominated for re-election at the next annual meeting of shareholders will be granted an option to purchase 5,000 shares of the Company’s common stock on the first business day of September. The option will be granted pursuant to the Company’s 2004 Long-Term Incentive Compensation Plan with an exercise price equal to the closing market price on the grant date. The option vests and becomes exercisable on a quarterly basis, at the rate of 25% of the number of shares awarded, on the earlier of (a) the last day of each calendar quarter, with the first vesting date being December 31 following the annual meeting of shareholders in the year the option is awarded; and (b) the date of the annual meeting of shareholders held the next year after the option is awarded; provided that the director is serving as a member of the Board of Directors or as an employee of the Company or other Employer under the Plan on the date of vesting.

2.	Each non-employee director then serving on the Board who has been nominated for re-election at the next annual meeting of shareholders will also be granted a restricted stock award of 5,000 shares of the Company’s common stock on the first business day of September. The restricted stock award will be granted pursuant to the Company’s 2004 Long-Term Incentive Compensation Plan. The restricted stock vests in full on the first anniversary of the grant date, provided that the director is then serving as a member of the Board of Directors or as an employee of the Company or other Employer under the Plan.

3.	If a non-employee director is first elected to the Board after the first business day of September, the director will be granted a option to purchase shares, and a restricted stock award, as provided above except that the number of shares subject to the option and the restricted stock award will be prorated based upon the number of whole calendar quarters remaining through the following September 30. The option and restricted stock awards will vest on the same dates as the vesting schedules of the awards granted to non-employee directors the preceding September, provided that the director is then serving as a member of the Board of Directors or as an employee of the Company or other Employer under the Plan.

4.	The option and restricted stock awards described above will be awarded only if recommended by the Compensation Committee and approved by the Board of Directors each year on or before the grant date.

Effective Date

The Cash Compensation provisions of this Schedule shall be effective as of September 24, 2007 (the first day of the second fiscal quarter of fiscal 2008). Prior to that date, the Schedule of Meeting Fees dated April 13, 2005 shall continue in effect. The remaining provisions of this Schedule shall be effective as of August 21, 2007.